Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of ACADIA Pharmaceuticals Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2018, with respect to the consolidated financial statements and schedule of ACADIA Pharmaceuticals Inc., and the effectiveness of internal control over financial reporting of ACADIA Pharmaceuticals Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

November 26, 2018